Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1A1 of our report dated March 17, 2014, relating to the consolidated financial statements of Sunshine Biopharma, Inc. and Subsidiaries, as of December 31, 2013 and 2012 and to all references to our firm included in this Registration Statement.

s:/ B.F. Borger CPA PC

Certified Public Accountants
Denver, Colorado
July 2, 2014